UNITED STATES
                      SECURITIES AND EXCHANGE COMMISSION
                                 WASHINGTON, DC  20549

                               SCHEDULE 13G

                        UNDER THE SECURITIES EXCHANGE ACT OF 1934

                                (AMENDMENT NO.     )*

                             SUPREME INDUSTRIES INC
    ________________________________________________________________________
                                        (Name of Issuer)

                                    Common
    ________________________________________________________________________
                               (Title of Class of Securities)

                               868607102
                      _______________________________
                                     (CUSIP Number)


    Check the following box if a fee is being paid with this statement
    [   ].  (A fee is not required only if the filing person:  (1) has a previous statement on file reporting beneficial ownership of more than five percent of the class of securities described in Item 1; and (2) has filed no amendment subsequent thereto reporting beneficial ownership of five percent or less of such class.) (See Rule 13d-7.)

    *The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

    The information required in the remainder of this cover page shall not be deemed to be filed for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

                                        Page 1 of 2 pages

    CUSIP No.  868607102
                                  13G
    ________________________________________________________________________
    1        NAME OF REPORTING PERSON
             S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

             Massachusetts Mutual Life Insurance Company
             04-1590850
    ________________________________________________________________________
    2        CHECK THE APPROPRIATE BOX IF MEMBER OF A GROUP
                                        (A)  _______

                                        (B)  __x____
    ________________________________________________________________________
    3        SEC USE ONLY



    ________________________________________________________________________
    4        CITIZENSHIP OF PLACE OF ORGANIZATION

             Commonwealth of Massachusetts
    ________________________________________________________________________
                      5        SOLE VOTING POWER
    NUMBER OF
       SHARES                   644,307
                      ____________________________________________________
    BENEFICIALLY      6        SHARED VOTING POWER
       OWNED BY
       EACH                    not applicable
                      ____________________________________________________
    REPORTING         7        SOLE DISPOSITIVE POWER
       PERSON
       WITH                     644,307
                      ____________________________________________________
                      8        SHARED DISPOSITIVE POWER

                               not applicable
    ________________________________________________________________________
    9        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING
             PERSON

             644,307
    ________________________________________________________________________
    10       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
             CERTAIN SHARES *

             not applicable
    ________________________________________________________________________
    11       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

                  7.1%
    ________________________________________________________________________
    12       TYPE OF REPORTING PERSON *

             IC  (insurance company)
    ________________________________________________________________________

                      *  SEE INSTRUCTION BEFORE FILLING OUT!

                                        Page 2 of 2 pages

    CUSIP No.  868607102
                                  13G
    ________________________________________________________________________
    1        NAME OF REPORTING PERSON
             S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

             MassMutual Corporate Investors
             04-2483041
    ________________________________________________________________________
    2        CHECK THE APPROPRIATE BOX IF MEMBER OF A GROUP
                                        (A)  _______

                                        (B)  __x____
    ________________________________________________________________________
    3        SEC USE ONLY



    ________________________________________________________________________
    4        CITIZENSHIP OF PLACE OF ORGANIZATION

             Commonwealth of Massachusetts
    ________________________________________________________________________
                      5        SOLE VOTING POWER
    NUMBER OF
       SHARES                  556,317
                      ____________________________________________________
    BENEFICIALLY      6        SHARED VOTING POWER
       OWNED BY
       EACH                    not applicable
                      ____________________________________________________
    REPORTING         7        SOLE DISPOSITIVE POWER
       PERSON
       WITH                    556,317
                      ____________________________________________________
                      8        SHARED DISPOSITIVE POWER

                               not applicable
    ________________________________________________________________________
    9        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING
             PERSON

             556,317
    ________________________________________________________________________
    10       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
             CERTAIN SHARES *

             not applicable
    ________________________________________________________________________
    11       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

                 6.3%
    ________________________________________________________________________
    12       TYPE OF REPORTING PERSON *

             IV (investment company)
    ________________________________________________________________________

                      *  SEE INSTRUCTION BEFORE FILLING OUT!


    ITEM 1(a).  Name of Issuer:  Supreme Industries, Inc.

    ITEM 1(b).  Address of Issuer's Principal Executive Offices:

                65140 US 33 E
                PO BOX 237
                GOSHEN, IN  46526

    ITEM 2(a).  Name of Person Filing:

                This statement is filed on behalf of Massachusetts Mutual Life Insurance Company and MassMutual Corporate Investors, which together may be regarded as a group for the purpose of this statement. This statement is signed on behalf of both the aforementioned parties, and therefore it does not include a separate agreement providing for a joint filing.

    ITEM 2(b).  Address of Principal Business Office:

                MASSACHUSETTS MUTUAL LIFE INSURANCE COMPANY
                1295 State Street
                Springfield, Massachusetts  01111

                MASSMUTUAL CORPORATE INVESTORS
                1295 State Street
                Springfield, Massachusetts  01111

    ITEM 2(c).  Citizenship

                MASSACHUSETTS MUTUAL LIFE INSURANCE COMPANY is organized under the laws of the Commonwealth of Massachusett

                MASSMUTUAL CORPORATE INVESTORS is
                organized under the laws of the Commonwealth of Massachusett

    ITEM 2(d).  Title of Class of Securities:  Common Stock

    ITEM 2(e).  CUSIP NUMBER:  868607102

    ITEM 3. This statement is filed pursuant to Rule 13d-1(b) by Massachusetts Mutual Life Insurance Company, an insurance company as defined in Section 3(a)(19), and MassMutual Corporate Investors, an investment company registered under Section 8 of the Investment Company Act of 1940, which together may be regarded as a group pursuant to Rule
                13d-1(b) (ii) (H).

    ITEM 4.     Ownership:

                This statement if filed to report information as of December 31, 1997.

                (a)  Amount Beneficially Owned:

                Massachusetts Mutual Life Insurance Company, and MassMutual Corporate Investors own respectively 644,307 and 556,317 shares of common stock.

                Total shares of common stock owned directly and indirectly: 1,200,624.

                The filing of this statement shall not be construed as an admission that Massachusetts Mutual Life Insurance Company and MassMutual Corporate Investors, Investors, are for the purposes of sections 13(d) and 13(g) of the Securities Exchange Act of 1934, the beneficial owners of any common stock of the issuer.

                (b)  Percent of Class:

                Percentage of ownership is calculated as follows:

                1,200,624 (shs held) / 9,106,535 (diluted shares)
                        = 13.6%


                (c)  Powers:

                Massachusetts Mutual Life Insurance Company and
                MassMutual Corporate Investors, have sole power to vote or dispose of respectively 644,307 and 556,317 shares of common stock.

    ITEM 5.     Ownership of Five Percent or Less of a Class:

                Not Applicable

    ITEM 6. Ownership of More Than Five Percent on Behalf of Another Person:

                Not applicable

    ITEM 7.     Identification and Classification of the
                Subsidiary Which Acquired the Security Being
                Reported on by the Parent Holding Company:

                Note applicable

    ITEM 8. Identification and Classification of Members of the Group:

                not applicable

    ITEM 9.     Notice of Dissolution of the Group:

                Not applicable

    ITEM 10.    Certification:

                By signing below, MASSACHUSETTS MUTUAL LIFE
                INSURANCE COMPANY and MASSMUTUAL
                CORPORATE INVESTORS certify to the best of their knowledge and belief, the securities referred to above were acquired in the ordinary course of business and were not acquired for the purpose of and do not have the effect of changing or influencing the control of the issuer of such securities and were not acquired in connection with or as a participant in any transaction having such purpose or effect.

    Signature
    ---------
                After reasonable inquiry and to the best of knowledge and belief, MASSACHUSETTS MUTUTAL LIFE INSURANCE
                COMPANY and MASSMUTUAL CORPORATE INVESTORS,
                INVESTORS, certify that the information set forth in this statement is true, complete and correct.


    February 12, 1998                   February 12, 1998
    _____________________               _____________________
         Date                                Date

    MASSACHUSETTS MUTUAL                MASSMUTUAL CORPORATE
    LIFE INSURANCE COMPANY              INVESTORS

    By:  signature                      By:  signature


    Hamline C. Wilson                   Hamline C. Wilson
    Sr. Managing Director               Vice President & CFO
    _________________________           _________________________
    (Print Name and Title               (Print Name and Title
     of Person Signing)                  of Person Signing)